Exhibit 23.1

                               Consent of KPMG LLP

The Board of Directors
SFAC New Holdings, Inc.:

We consent to the inclusion herein of our report dated March 19, 1999 relating to the consolidated balance sheets of Specialty Foods Acquisition Corporation and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and related schedule, and to the reference to our firm under the heading "Experts" in the prospectus.


                                                         /s/ KPMG LLP

Chicago, Illinois
July 15, 1999